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                                                                      EXHIBIT 99


Contact: INVESTORS                              MEDIA
         Pat Kelly                              David Windau
         United Community Financial Corp.       Industrial Bancorp Inc.
         (330) 742-0592                         (419) 483-3375


         MEDIA                                  MEDIA
         Jim King                               Susan E. Stricklin
         Edward Howard & Co.                    United Community Financial Corp.
         (330) 730-8058                         (330) 507-4773
         (330) 781-2400                         (330) 742-0638


                        UNITED COMMUNITY FINANCIAL CORP.
                    AGREES TO ACQUIRE INDUSTRIAL BANCORP INC.

YOUNGSTOWN, Ohio (December 9, 2000) - United Community Financial Corp. (Nasdaq:
UCFC), holding company for The Home Savings and Loan Company and Butler Wick Corp., announced today it has signed a definitive agreement to acquire Industrial Bancorp Inc. (Nasdaq: INBI). Industrial, based in Bellevue, Ohio, is the holding company for Industrial Savings and Loan Association and operates 13 branches and one loan production office throughout north central Ohio.

In a deal valued at $91.8 million, United Community has agreed to pay $20.375 per share to Industrial shareholders. As an all cash transaction, the merger will use purchase accounting. Industrial currently has assets of $416 million, which will bring total assets of United Community to $1.7 billion. The transaction is expected to be immediately accretive to earnings by approximately $.04 per share in Fiscal 2001. Subject to regulatory and Industrial shareholder approval, the transaction is anticipated to be completed during the second quarter of 2001. At that time, Industrial Savings will become offices of The Home Savings and Loan Company.

"This is an important step in implementing our strategic plan to grow our company through product and geographic expansion," said Douglas M. McKay, chairman and chief executive officer of United Community. "The acquisition of Industrial, which is one of Ohio's most profitable thrifts, will give United Community additional growth opportunities in new markets and will strongly complement the expansion we have achieved in fiscal year 2000." McKay also stated there are no present plans to close any Industrial Savings branches or eliminate any of its personnel.

McKay emphasized that customers of Industrial Savings will not be adversely impacted by the acquisition. Customer accounts will continue to be handled at their current branch by the same bank employees they have come to know throughout their relationship with Industrial Savings.


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David M. Windau, who currently serves as president and CEO of Industrial
Savings, will become senior vice president at Home Savings and will retain supervisory responsibilities over the north central Ohio region. Windau will also serve on the Home Savings board of directors.

"Home Savings is a tremendous partner for Industrial Savings and Loan, our employees and our customers," said Windau. "Each institution has been committed to community banking for more than 110 years and shares common business values and beliefs. I believe our customers will benefit from this new relationship with expanded products and services while our employees will be part of an organization that is committed to growth and improvement. This combination truly is a great fit for everyone - including the communities in which we serve."

McKay said Home Savings will be able to offer new services, such as online and telephone banking, to Industrial Savings customers, as well as a broadened array of new financial products. "Industrial has had good growth in recent years and we believe we can accelerate that even further," McKay said, adding that Industrial reported return on average assets of 1.39 percent and return on average equity of 9.99 percent in 1999.

The pending acquisition is the latest effort by United Community to grow through product and geographic diversification. In fiscal 2000, Home Savings hired several new executives while opening three new branches and four loan origination offices. The bank also enhanced its online and telephone banking services and offered several new products to its customers. Meanwhile, Butler Wick, a trust and securities brokerage firm, also opened a new office and expanded its services as well.

United Community Financial Corp. is an Ohio-based unitary thrift holding company. Its subsidiaries include The Home Savings and Loan Company and Butler Wick Corp. Home Savings has 17 full-service branches and four loan production offices located throughout Northeastern Ohio, while Butler Wick has 10 offices located throughout Northeastern Ohio and Western Pennsylvania. Additional information on United Community may be found on its web site: www.ucfcorp.com.

Industrial Bancorp is the holding company for Industrial Savings and Loan Association headquartered in Bellevue, Ohio, serving seven counties in north central Ohio.

THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOLLOWING STATEMENTS ARE FORWARD-LOOKING IN
NATURE: THE INDUSTRIAL ACQUISITION BEING ACCRETIVE TO EARNINGS; CONVERTING INDUSTRIAL SAVINGS AND LOAN NAME TO THE HOME SAVINGS AND LOAN COMPANY NAME; RETAINING ALL INDUSTRIAL SAVINGS BRANCHES AND EMPLOYEES; EXPANDING THE PRODUCT LINE AT INDUSTRIAL SAVINGS; AND CREATING ACCELERATED GROWTH IN INDUSTRIAL'S EXISTING MARKETS. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. SUCH RISKS INCLUDE, AMONG OTHER FACTORS, REGULATORY APPROVAL OF THE TRANSACTION, ACCEPTANCE OF NEW PRODUCTS IN THE MARKETPLACE, ECONOMIC CONDITIONS AND CHANGES IN INTEREST RATES. FOR A MORE COMPLETE LIST OF RISK FACTORS, READ UNITED COMMUNITY'S FORM 10K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.